Exhibit 5.1

September 12, 2014

CIBER, Inc.

6363 South Fiddler’s Green Circle

Suite 1400

Greenwood Village, CO 80111

Ladies and Gentlemen:

We have acted as counsel to CIBER, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 2,107,967 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), that may become issuable pursuant to (i) a Notice of Grant of Restricted Stock Units and Restricted Stock Unit Agreement to be entered into between the Company and Michael Boustridge, (ii) a Notice of Grant of Stock Options and Option Agreement to be entered into between the Company and Michael Boustridge, or (iii) a Notice of Grant of Restricted Stock Units and Restricted Stock Unit Agreement to be entered into between the Company and Tina Piermarini (each of (i), (ii) and (iii), an “Award Agreement”), in each case awarded outside of the Registrant’s stockholder-approved incentive plans.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus contained therein, (b) the form of each Award Agreement, (c) the Company’s Restated Certificate of Incorporation, Amended Certificate of Designations of Series A Junior Participating Preferred Stock and Amended and Restated Bylaws, as amended, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the applicable Award Agreement and the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Francis R. Wheeler
Francis R. Wheeler, Partner